UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): June 25, 2004

                                   VOIP, INC.
             (Exact name of registrant as specified in its charter)


        Texas                          0-28985                   75-2785941
------------------------         --------------------        -------------------
(State of Incorporation)        (Commission File No.)          (IRS Employer
                                                             Identification No.)








         12330 SW 53rd Street, Suite 712, Ft. Lauderdale, Florida 33330
         --------------------------------------------------------------
           (Address of principal execute offices, including zip code)



                                 (954) 434-2000
                                 --------------
              (Registrant's telephone number, including area code)

Item 2.  Acquisition or Disposition of Assets
         ------------------------------------

         On June 25, 2004, VoIP. Inc. closed the acquisition of DTNet Technologies, Inc., a Florida corporation. The acquisition took the form of an exchange of 2,500,000 shares of VoIP restricted common stock in exchange for all issues and outstanding shares of DTNet common stock, which was owned by Mr. Marc Moore, chairman of DTNet and 13 other shareholder/employees. Mr. Moore will become the second largest shareholder of VoIP. The purchase price was determined by means of arms-length negotiations between unrelated parties. DTNet provides customer premises equipment to cable and DSL Internet providers throughout North America. DTNet sales were approximately $4.7 million in 2003. Financial statements of the acquired business will be filed by amendment.

         VoIP has also determined that it will not pursue the previously announced acquisition of Apex Sight, LLC due to dissatisfaction with that company's assets and results of operations discovered during the due diligence review. VoIP will instead seek other sources of supply for wireless fidelity products and possibly another acquisition in that space.

Item 7.  Exhibits
         --------

         2.2      Stock Purchase Agreement dated June 25, 2004

         99.1     Press Release

Item 9.  Regulation FD Disclosure
         ------------------------

         Information is being provided under this Item 9 pursuant to the Securities and Exchange Commission's (the "SEC") interim filing guidance set forth in Release Nos. 33-8216 and 34-47583.

         On June 28, 2004, the Company issued a press release announcing the DTNet acquisition. A copy of this press release is attached as an exhibit.

         This information is being furnished, and shall not be deemed to be "filed," with the SEC. The information is this Item 9 and Exhibit 99.1 shall not be incorporated by reference into any filing of the registrant with the SEC, whether made before or after the date hereof, regardless of any general incorporation language in such filings.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    July 6, 2004                   VOIP, INC.
                                        (Registrant)


                                        By: /s/  Steven Ivester
                                           -------------------------------------
                                           Steven Ivester
                                           President and Chief Executive Officer